EXHIBIT 10.1

PURCHASE AGREEMENT

Between

MTM TECHNOLOGIES, INC.

and

PEQUOT PRIVATE EQUITY FUND III, L.P.

and

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.

Dated July 25, 2007

i

5.2	Certain Other Reports and Information	14
5.3	Further Information; Further Assurances	14
5.4	Notice of Certain Events	14
5.5	Visitation; Verification	15
5.6	Insurance	15
5.7	Payment of Taxes and Other Potential Charges and Priority Claims	16
5.8	Preservation of Corporate Status	16
5.9	Governmental Approvals and Filings	16
5.10	Financial Accounting Practices	17

6. Indemnification		17
6.1	General Indemnification	17
6.2	Indemnification Principles	17
6.3	Claim Notice; Right to Defend	18

7. Certain Definitions		19

8. Miscellaneous		22
8.1	Survival of Representations and Warranties	22
8.2	Successors and Assigns	23
8.3	Governing Law	23
8.4	Counterparts	23
8.5	Titles and Subtitles	23
8.6	Notices	23
8.7	Expenses	24
8.8	Consents, Amendments and Waivers	24
8.9	Severability	24
8.10	Entire Agreement	24
8.11	Delays or Omissions	24
8.12	Facsimile Signatures	25
8.13	Other Remedies	25
8.14	Further Assurances	25
8.15	Exchanges; Lost, Stolen or Mutilated Stock Certificates and Warrants	25
8.16	Nasdaq Compliance	26
8.17	Further Assurances	26

**

ii

Exhibit & Schedules List

Exhibit A	-	Form of Registration Rights Agreement Amendment
Exhibit B	-	Form of Certificate of Amendment
Exhibit C	-	Form of Warrant
Exhibit D	-	Pro-Forma Capitalization Table

Schedule I	-	Names and Addresses of Purchasers
Schedule II	-	Schedule of Securities Purchased

MTM TECHNOLOGIES, INC.

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made on the 25th day of July, 2007, by and among MTM Technologies, Inc., a New York corporation (the “Company”), and the following purchasers: Pequot Private Equity Fund III, LLP (“Pequot”), Pequot Offshore Private Equity Partners III, L.P, (“Pequot Offshore”, collectively with Pequot, the “Pequot Funds”). The Pequot Funds are collectively referred to herein as the “Purchasers”, and each referred to herein as a “Purchaser”.

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the Purchasers on the Closing Date (i) 743,415 shares of Series A-8 Preferred Stock (the “Series A-8 Purchased Shares”) and detachable warrants to purchase up to 892,099 shares (as such amount may be adjusted in accordance with the terms thereof) of Common Stock (each, a “Warrant” and, collectively, the “Warrants”), and the Purchasers shall purchase the Series A-8 Purchased Shares and Warrants from the Company on the terms and conditions set forth herein;

WHEREAS, pursuant to that certain Amended and Restated Shareholders’ Agreement, dated as of August 1, 2005, as amended, among the Company, the Purchasers and certain other shareholders of the Company (the “Shareholders’ Agreement”), the parties thereto agreed to the imposition of certain restrictions and obligations on such parties including, among other things, certain transfer restrictions of the Company’s capital stock owned by such parties, certain co-sale and right of first refusal rights and the agreement between such parties to vote their shares of the Company’s capital stock to elect certain individuals to the board of directors of the Company (the “Board of Directors”);

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to grant certain registration rights to the Purchasers with respect to the shares of Common Stock issuable from time to time upon conversion of the Series A-8 Purchased Shares purchased by the Purchasers and the exercise of the Warrants and, on or prior to the Closing Date, the Company will cause that certain Registration Rights Agreement, dated December 10, 2004, as amended, among the Company, the Purchasers and certain individuals named therein, to be amended by an amendment in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement Amendment”), to grant the Purchasers such registration rights;

WHEREAS, the Independent Committee of the Board of Directors has approved the execution and delivery of this Agreement and the transactions contemplated hereby, including without limitation, the issuance of the Certificate of Amendment with respect to the Series A-8 Preferred Stock attached hereto as Exhibit B (the “Certificate of Amendment”), the issuance of Series A-8 Purchased Shares and the Warrants and the issuance of any Common Stock issuable upon conversion or exercise of the foregoing, all on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.           Purchase and Sale of the Series A-8 Purchased Shares and Warrants.

1.1           Authorization of Issuance of the Series A-8 Purchased Shares and Warrants.  Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, the Company shall have authorized the issuance and sale to the Purchasers of (i) the Series A-8 Purchased Shares and (i) the Warrants, substantially in the form attached hereto as Exhibit C.

1.2           Purchase and Sale of Series A-8 Purchased Shares and Warrants.  Subject to the terms and conditions of this Agreement, the Pequot Funds agree to purchase at the Closing, and the Company agrees to issue and sell to each such Purchaser at the Closing (i) the number of Series A-8 Purchased Shares set forth opposite such Purchaser’s name under the heading “Number of Series A-8 Purchased Shares” on Schedule II and (ii) Warrants for the number of shares of Common Stock set forth opposite such Purchaser’s name under the heading “Number of Warrant Shares” on Schedule II hereto, in exchange for the amount set forth opposite such Purchaser’s name under the heading “Series A-8 Shares Purchase Price” and “Warrant Purchase Price” on Schedule II hereto.

1.3           Use of Proceeds.  The Company agrees to use the net proceeds from the sale and issuance of the Series A-8 Purchased Shares and the Warrants (together, the “Purchased Securities”) pursuant to this Agreement for working capital and other general corporate purposes.

1.4           Closing.  The initial purchase and sale of the Purchased Securities shall take place at the offices of Thelen Reid Brown Raysman & Steiner LLP, 875 Third Avenue, New York, New York 10022, promptly upon the satisfaction or waiver of the closing conditions set forth in Section 4.1 and 4.2 hereto, but not later than August 1, 2007, or on such other date and at such other time as the Company and the Pequot Funds mutually agree in writing (which time and place are designated as the “Closing”).  The date of the Closing is referred to herein as the “Closing Date.”  At the Closing, the Company shall deliver to each of the Pequot Funds (i) shares of Series A-8 Purchased Shares in the amount set forth opposite such Purchaser’s name under the heading “Number of Series A-8 Purchased Shares” on Schedule II hereto and (ii) Warrants entitling such Purchaser to purchase the number of shares of Common Stock set forth opposite such Purchaser’s name under the heading “Number of Warrant Shares” on Schedule II hereto, all against payment in the amounts set forth opposite such Purchaser’s name under the heading “Series A-8 Shares and Warrant Purchase Price” on Schedule II hereto, by wire transfer of immediately available funds to such account as the Company designates.  The Closing shall not occur, and the Company shall have no obligation to make such deliveries, unless the Pequot Funds purchase and pay for the aggregate number of Series A-8 Purchased Shares and the Warrants set forth on Schedule II hereto.  The Company shall pay any documentary stamp or similar issue or transfer taxes due as a result of the issuance and sale of the Series A-8 Purchased Shares and the Warrants.

2.           Representations and Warranties of the Company.  The Company hereby represents and warrants to each Purchaser the following:

2.1           Organization and Qualification.  Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or proposed to be conducted.  Each of the Company and the Subsidiaries is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where it owns or leases real property or maintains employees or where the nature of its activities make such qualification necessary, except where such failure to qualify would not have a Material Adverse Effect.

2.2           Certificate of Incorporation and Bylaws.  The Company has delivered to the Purchasers true, correct, and complete copies of the Company’s certificate of incorporation as in effect on the date hereof (the “Existing Certificate”) and the Company’s bylaws as in effect on the date hereof (the “Bylaws”).

2.3           Corporate Power and Authority.  The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party.  The Company has all requisite corporate power and authority to issue and sell the Series A-8 Purchased Shares and the Warrants to the Purchasers hereunder.  The Company has all requisite corporate power and authority to carry out and perform its obligations under the terms of the Transaction Documents.  The Company has all requisite corporate power and authority to sell and issue the Common Stock issuable upon conversion of the Series A-8 Preferred Stock and the exercise of the Warrants (together, the “Conversion Shares”).  The Conversion Shares have been duly reserved for issuance and when issued will be duly and validly issued, fully paid and nonassessable.

2.4           Capitalization   (a)      Immediately prior to the first Closing occurring pursuant to this Agreement, the authorized capital stock of the Company consists of 120,000,000, of which (i) 80,000,000 are designated as Common Stock; and (ii) 40,000,000 are designated as Preferred Stock, of which (A) 38,500,000 are designated as “Series A Preferred Stock” as follows: 4,200,000 are designated Series A-1 Preferred Stock of which 3,453,264 are issued and outstanding, 2,600,000 of which are designated Series A-2 Preferred Stock of which 2,121,290 are issued and outstanding, 7,200,000 of which are designated Series A-3 Preferred Stock of which 4,079,403 are issued and outstanding, 9,000,000 of which are designated Series A-4 Preferred Stock of which 8,321,758 are issued and outstanding, 8,000,000 of which are designated Series A-5 Preferred Stock of which 3,263,519 are issued and outstanding, 3,000,000 of which are designated Series A-6 Preferred Stock of which 2,558,481 are issued and outstanding, and 4,500,000 of which are designated Series A-7 of which 4,170,142 are issued and outstanding and 800,000 of which are designated Series A-8 none of which are issued and outstanding.  Shares of the authorized Common Stock have been reserved as follows: (i) 250,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted or to be granted after the date hereof under the 1993 Stock Option Plan of the Company, (ii) 350,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted or to be granted after the date hereof under the 1996 Stock Option Plan of the Company, (iii) 250,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted or to be granted after the date hereof under the 1998 Stock Option Plan of the Company, (iv) 350,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted or to be granted after the date hereof under the 2000 Long-Term Performance Plan of the Company, (v) 250,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted or to be granted after the date hereof under the 2002 Long-Term Performance Plan of the Company, (vi) 4,000,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted or to be granted after the date hereof under the 2004 Equity Incentive Plan of the Company (the stock options described in clauses (i) through (vi), collectively, the “Options”), (vii) 4,200,000 shares of the authorized Common Stock have been reserved for issuance upon conversion of the Series A-1 Preferred Stock, (viii) 2,600,000 shares of the authorized Common Stock have been reserved for issuance upon conversion of the Series A-2 Preferred Stock, (ix) 7,200,000 shares of the authorized Common Stock have been reserved for issuance upon conversion of the Series A-3 Preferred Stock, (x) 9,000,000 shares of the authorized Common Stock have been reserved for issuance upon conversion of the Series A-4 Preferred Stock, (xi) 8,000,000 shares of the authorized Common Stock have been reserved for issuance upon conversion of the Series A-5 Preferred Stock, (xii) 3,000,000 shares of the Common Stock have been reserved for issuance upon conversion of the Series A-6 Preferred Stock, (xiii) 4,248,088 shares of the Common Stock have been reserved for issuance upon conversion of the Series A-7 Preferred Stock, (xiv) 2,973,660 shares of the Common Stock have been reserved for issuance upon conversion of the Series A-8 Preferred Stock (xv) 500,000 shares of the Common Stock have been reserved for issuance pursuant to the exercise of the Series A-1 Warrants, , (xvi) 400,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of the Series A-2 Warrants, (xvii) 769,232 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of the Series A-3 Warrants, (xviii) 1,538,461 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of the Series A-4 Warrants, (xix) 450,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of the Series A-5 Warrants, (xx) 765,258 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of the Series A-6 Warrants, (xxi) 1,251,044 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of the Series A-7 Warrants, (xxii) 892,098 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of the Series A-8 Warrants,  (xxiii) 700,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of warrants issued to Columbia Partners, Investment Management, (xxiv) 746,736 shares of Series A-1 Preferred Stock have been reserved for issuance as dividends with respect to the Series A-1 Preferred Stock, (xxv) 478,710 shares of Series A-2 Preferred Stock have been reserved for issuance as dividends with respect to the Series A-2 Preferred Stock, (xxvi) 3,120,597 shares of Series A-3 Preferred Stock have been reserved for issuance as dividends with respect to the Series A-3 Preferred Stock, (xxvii) 678,242 shares of Series A-4 Preferred Stock have been reserved for issuance as dividends with respect to the Series A-4 Preferred Stock, (xxviii) 4,736,491 shares of Series A-5 Preferred Stock have been reserved for issuance as dividends with respect to the Series A-5 Preferred Stock, (xxx) 441,519 shares of Series A-6 Preferred Stock have been reserved for issuance as dividends with respect to the Series A-6 Preferred Stock, (xxxi) 329,858 shares of Series A-7 Preferred Stock have been reserved for issuance as dividends with respect to the Series A-7 Preferred Stock, (xxxii) 56,585 shares of Series A-8 Preferred Stock have been reserved for issuance as dividends with respect to the Series A-8 Preferred Stock, (xxxiii) 250,000 shares of authorized Common Stock have been reserved for issuance in connection with the Company’s acquisition of Nexl Inc.   The rights, privileges and preferences of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-6 Preferred Stock are as stated in the Existing Certificate.  As of the date hereof, all issued and outstanding shares of the Company’s capital stock are duly authorized and validly issued, are fully paid and nonassessable.  Except with respect to (i) 3,145,753 options to purchase shares of Common Stock and 412,900 restricted stock units representing the right to acquire shares of Common Stock, in each case issued pursuant to the Company’s equity incentive plans, (ii) 4,422,951 warrants to purchase shares of Common Stock issued to the Purchasers in connection with the original issuance and sale of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, and Series A-6 Preferred Stock, and (iii) 700,000 warrants to purchase shares of Common Stock issued to Columbia Partners Investment Management, there are no options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire from the Company any shares of the capital stock or other securities of the Company.  Except for the Voting Agreement and the Shareholders Agreement, the Company has not entered into any agreements with any of its shareholders with respect to the voting of capital shares of the Company and to the Knowledge of the Company none of its shareholders are parties to such agreements. Except as aforesaid and as contemplated in the Transaction Documents, the Company is not a party to any agreement or understanding, and to its Knowledge, no shareholders are a party to such an agreement or understanding, that affects or relates to the voting or giving of written consents with respect to any security, or the voting by a director, of the Company.  Except as aforesaid, to the Company’s Knowledge, no shareholder has granted options or other rights to any entity (other than the Company) to purchase any shares of Common Stock or other equity securities of the Company from such shareholder.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise to acquire or retire any shares of its capital stock.  Except with respect to the issuance of 600,732 shares of Series A Preferred Stock on November 11, 2006 and 634,423 shares of Series A Preferred Stock on May 21, 2007  in satisfaction of the dividend obligations under the terms of the Series A Preferred Stock, the Company has not declared or paid any dividend or made any other distribution of cash, stock or other property to its shareholders.

(b)           Upon acceptance of the Certificate of Amendment by the Secretary of State of the State of New York the Series A-8 Preferred Stock shall be designated and shall have all such rights, including, without limitation, voting rights as set forth in the Certificate of Amendment.

2.5           Authorization.  The execution, delivery and performance by the Company of the Transaction Documents, the sale, issuance and delivery of the Purchased Securities and the performance of all of the obligations of the Company under each of the Transaction Documents have been authorized by the Board of Directors (or a duly authorized committee thereof), and, other than approvals required by the Nasdaq Stock Market (“Nasdaq”), no other corporate action on the part of the Company or any Subsidiary and no other corporate or other approval or authorization is required on the part of the Company, or any Person by Law or otherwise in order to make the Transaction Documents the valid, binding and enforceable obligations (subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies) of the Company.  Each of the Transaction Documents, when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

2.6           Consents.  Except for the consents of the majority of the holders the Company’s Series A Preferred Stock, no consent, approval, waiver or authorization, or designation, declaration, notification, or filing with any person or entity (governmental or private), on the part of the Company is required in connection with the valid execution, delivery and performance of the Transaction Documents, the offer, sale or issuance of the Purchased Securities or the consummation of any other transaction contemplated hereby (other than such notifications or filings required under applicable federal or state securities laws, if any), except for such consents, approvals, waivers, authorizations, designations, declarations, notifications, or filings that will be received prior to or as of the Closing Date.

2.7           Brokers or Finders.  The Company has not incurred, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the issuance of the Purchased Securities or any transaction contemplated hereby or thereby.  The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

2.8           Offering Exemption.  Assuming the truth and accuracy of the representations and warranties contained in Section 3, the offer and sale of the Purchased Securities as contemplated hereby and the issuance and delivery to the Purchasers of the Purchased Securities and the Conversion Shares, are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and will be registered or qualified (or exempt from registration or qualification) under applicable state securities and “blue sky” laws, as currently in effect.

2.9           Offering of Purchased Shares and Warrants.  No form of general solicitation or general advertising was used by the Company or any of its agents or representatives in connection with the offer and sale of the Purchased Securities.  Neither the Company nor, to the Company’s Knowledge, any agent acting on the Company’s behalf has, directly or indirectly, offered the Purchased Securities of the Company for sale to or solicited any offers to buy the Purchased Securities of the Company from, or otherwise approached or negotiated with respect thereto with any other potential purchaser.

2.10           SEC Reports.  (a)  The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) since April 1, 2001, each of which has complied in all material respects with all applicable requirements of the Securities and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, each as in effect on the date such forms, reports and documents were filed.

(b)           None of the following contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein in light of the circumstances under which they were made not misleading: (i) this Agreement (including, the Schedules and Exhibits attached hereto), (ii) the Existing Certificate, (iii) the Bylaws, or (iv) the SEC Reports.  There is no fact which, to the Knowledge of the Company, has not been disclosed to the Purchasers, which could be expected to have a Material Adverse Effect on the ability of the Company to perform its obligations under the Existing Certificate, the Bylaws or this Agreement.

(c)           The Company is not aware of any correspondence (other than routine communications), action or proposed or threatened action by the SEC or Nasdaq with regard to the Company since April 1, 2006.

2.11           Financial Statements.  Included in the Company’s filings with the SEC are the audited financial statements of the Company and its Subsidiaries as at and for the years ended March 31, 2006, 2005 and 2004 and the unaudited financial statements of the Company and its Subsidiaries for the fiscal quarters ended June 30, September 30 and December 31, 2006 (the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP and fairly present the financial condition and operating results of the Company and its Subsidiaries as of the date, and for the period, indicated therein, except that the unaudited financial statements as at and for the quarters ended June 30, September 30 and December 31, 2006 are subject to normal year-end adjustments and do not contain all notes required under GAAP.

2.12           Absence of Conflicts.  The Company is not in violation of or default under any provision of its Existing Certificate or Bylaws. The execution, delivery, and performance of, and compliance with this Agreement and the consummation of the transactions contemplated hereby, have not and will not:

(a)           violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets, properties or business of the Company and the Subsidiaries under, any of the terms, conditions or provisions of the Existing Certificate or the Bylaws, or any material contract of the Company (for purposes of this Section 2.12(a) a material contract of the Company shall be only those agreements that are included as exhibits to the Company filings with the SEC); or

(b)           violate any judgment, ruling, order, writ, injunction, award, decree, or any Law or regulation of any court or federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the

Company or any Subsidiary or any of their assets, properties or business, which violation would have a Material Adverse Effect.

3.           Representations and Warranties of the Purchasers.  Each Purchaser hereby represents and warrants that:

3.1           Organization and Qualification.  Each Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and its Agreement of Limited Partnership to carry on its business as it is now being conducted or proposed to be conducted.

3.2           Power and Authority.  Each Purchaser has all requisite power and authority as a limited partnership to execute and deliver the Transaction Documents to which it is a party, to purchase the Purchased Securities from the Company hereunder, and to carry out and perform its obligations under the terms of the Transaction Documents.

3.3           Authorization.  The execution, delivery and performance by such Purchaser of the Transaction Documents to which it is a party, and the performance of all of the obligations of such Purchaser under each of such Transaction Documents have been duly and validly authorized, and no other action, approval or authorization is required on the part of such Purchaser or any Person by Law or otherwise in order to make the Transaction Documents the valid, binding and enforceable obligations (subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies) of such Purchaser that is a party thereto.  Each of the Transaction Documents, when executed and delivered by such Purchaser that is a party thereto, will constitute a valid and legally binding obligation of such Purchaser that is a party thereto, enforceable against such Purchaser that is a party thereto in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

3.4           Purchase Entirely for Own Account.  The Purchased Securities and the Conversion Shares (collectively, the “New Securities”) will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.  Such Purchaser’s principal office is listed on Exhibit I attached hereto.  Such Purchaser is aware that the Company is issuing the New Securities pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder without complying with the registration provisions of the Securities Act or other applicable federal or state securities laws.  Such Purchaser is also aware that the Company is relying upon, among other things, the representations and warranties of the Purchasers contained in this Agreement for purposes of complying with Regulation D.

3.5           Disclosure of Information.  Such Purchaser has received and carefully reviewed all the information it considers necessary or appropriate for deciding whether to purchase the New Securities.  Such Purchaser further represents that the Company has made available to such Purchaser, at a reasonable time prior to the date of this Agreement, an opportunity to (a) ask questions and receive answers from the Company regarding the terms and conditions of the offering of the New Securities and the business, properties and financial condition of the Company, all of which questions (if any) have been answered to the reasonable satisfaction of such Purchaser, and (b) obtain additional information, all of which was furnished by the Company to the reasonable satisfaction of such Purchaser.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.6           Investment Experience.  Such Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in investing in companies similar to the Company and in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the New Securities.  Such Purchaser has made the determination to enter into this Agreement and the other agreements contemplated hereby and to acquire the New Securities based upon its own independent evaluation and assessment of the value of the Company and its present and prospective business prospects.

3.7           Accredited Investor.  Such Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

3.8           Restricted Securities; Legends.  Such Purchaser recognizes that the New Securities will not be registered under the Securities Act or other applicable federal or state securities laws.  Such Purchaser understands that the New Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering.  Such Purchaser acknowledges that it may not to sell or transfer the New Securities unless such New Securities are registered under the Securities Act and under any other applicable securities laws and that certificates evidencing the New Securities will bear the following legend or similar legend:

THIS SECURITY AND THE SHARES OF STOCK WHICH MAY BE PURCHASED UPON THE [EXERCISE] [CONVERSION] OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION AND REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND SUCH APPLICABLE STATE SECURITIES LAWS.

THIS SECURITY AND THE SHARES OF STOCK WHICH MAY BE PURCHASED UPON THE [EXERCISE] [CONVERSION] OF THIS SECURITY ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON THE TRANSFER THEREOF PURSUANT TO A SHAREHOLDERS AGREEMENT WITH THE ISSUER.

3.9           No General Solicitation.  Such Purchaser acknowledges that the New Securities were not offered to such Purchaser means of: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, or (b) any other form of general solicitation or advertising.

3.10           Absence of Conflicts.  Such Purchaser’s execution, delivery, and performance of, and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have not and will not:

(a)           violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets, properties or business of such Purchaser under, any of the terms, conditions or provisions of (i) its certificate/articles of formation or organization or any of its other formation or organizational documents, or (ii) any material contract to which it is a party; or

(b)           violate any judgment, ruling, order, writ, injunction, award, decree, or any Law or regulation of any court or federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to such Purchaser or any of its assets, properties or businesses, which violation would have a Material Adverse Effect.

3.11           Brokers or Finders.  Such Purchaser has not incurred, nor will it incur, directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the issuance of the New Securities or any transaction contemplated hereby or thereby.  Such Purchaser agrees to indemnify and hold the Company harmless from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser, or any of its respective officers, employees or representatives is responsible.

4.           Conditions of the Parties.

4.1           Conditions of Purchasers’ Obligations at the Closing.  The obligations of each Purchaser under Section 1 of this Agreement are subject to the satisfaction by the Company on or before the Closing of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing with the same force and effect as though such representations and warranties had been made on and as of the date of the Closing except as a result of events and changes thereto that do not result in a Material Adverse Effect (except where such representation is made as of a specific date, it shall be true and correct as of such date except as a result of events and changes thereto that do not result in a Material Adverse Effect).

(b)           Performance.  The Company shall have performed and complied with all conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)           Consents and Approvals.  All authorizations, approvals, permits, or consents, if any, of any governmental authority or regulatory body of the United States or of any state or any creditor of the Company or any other Person that are required in connection with the lawful issuance and sale of the Purchased Securities at the Closing pursuant to this Agreement shall be duly obtained and effective as of each the Closing and the purchase and payment of the Purchased Securities to be purchased by the Purchasers at each the Closing on the terms and conditions as provided herein shall not violate any applicable Law.

(d)           Good Standing; Qualification to do Business.  The Company shall have delivered to the Purchasers certificates of good standing with respect to the Company dated as of a date no earlier than 15 days prior to the any the Closing from the jurisdiction of incorporation of the Company and from each jurisdiction in which it has qualified to do business and evidence of telephone confirmation thereof as of the close of business immediately prior to the Closing Date.

(e)           Secretary’s Certificate.  The Company shall have delivered to the Purchasers a certificate executed by its Secretary dated the Closing Date certifying with respect to (i) a copy of its Existing Certificate, the Certificate of Amendment and its Bylaws as amended to and in effect on the Closing Date and that the Company is not in violation of or default under any provision of its Existing Certificate, Certificate of Amendment or Bylaws as of and on the Closing Date,  (ii) board (or committee) resolutions authorizing the transactions contemplated by this Agreement and the Transaction Documents, (iii) copies of all minutes of all meetings (or excerpts thereof) and all actions by written consent of the shareholders of the Company authorizing the transactions contemplated in the Transaction Documents and (iv) incumbency matters and such other proceedings relating to the authorization, execution and delivery of the Transaction Documents as may be reasonably requested by the Purchasers.

(f)           Cross-Receipts of the Purchasers.  The Company and the Purchasers shall have executed and delivered a cross-receipt acknowledging the Company’s delivery to the Purchasers of the documents and certificates representing the Purchased Securities issued and sold to the Purchasers on the Closing Date to the Purchasers and the Purchasers’ payment therefor.

(g)           Conversion Shares.  The Conversion Shares with respect to Purchased Securities being purchased at the Closing, have been duly reserved for issuance and when issued will be duly and validly issued, fully paid and nonassessable.

(h)           Listing on Stock Exchange.  Appropriate filings shall have been made to list the Common Stock on Nasdaq, any other national securities exchange as identified under the Exchange Act, or the Nasdaq OTC Bulletin Board (or comparable substitute quotation system) as of the Closing and no action shall have been taken by Nasdaq or such national securities exchange to terminate such listing prior to the Closing.

(i)           Registration Rights Agreement; etc.  The Company and each other Purchaser shall have executed the Registration Rights Agreement Amendment.

(j)           Series A-8 Purchased Shares.  The Company shall deliver to each Purchaser its respective Series A-8 Purchased Shares.

(k)           Warrants.  The Company shall deliver to each Purchaser its respective Warrants.

(l)           Charter Amendment . The Company shall have filed at the Closing the Certificate of Amendment.

4.2           Conditions of Company’s Obligations at the Closing.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction by the Purchasers on or before any the Closing of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Purchasers contained in Section 3 shall be true and correct in all material respects on and as of the Closing (except where another date or period of time is specifically stated herein for a representation or warranty and in such case such representation or warranty shall be true and correct in all material respects on and as of such date) with the same force and effect as though such representations and warranties had been made on and as of the date of the Closing; provided, however, that representations and warranties that contain a materiality qualification shall be true and correct in all respects.

(b)           Performance.  The Purchasers shall have performed and complied with all conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)           Consents and Approvals.  All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or any other Person that are required in connection with the lawful issuance and sale of the Purchased Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing and the purchase and payment of the Purchased Securities to be purchased by the Purchasers at the Closing on the terms and conditions as provided herein shall not violate any applicable Law.

(d)           Cross-Receipts of the Purchasers.  The Company and the Purchasers shall have executed and delivered a cross-receipt acknowledging the Company’s delivery to the Purchasers of the certificates representing the Purchased Securities issued and sold to the Purchasers on the Closing Date to the Purchasers and the Purchasers’ payment therefor.

(e)           Purchase Price.  The Purchasers shall have delivered to the Company the applicable purchase price for the Purchased Securities being purchased on the Closing Date as provided in Section 1.4.

(f)           Complete Purchase.  If more than one Purchaser is purchasing Purchased Securities at any the Closing, then each such Purchaser shall have satisfied all of the foregoing conditions in this Section 4.3 and shall have purchased the Purchased Securities that each such Purchaser has agreed to purchase.

(g)           Consent of Series A Preferred Stockholders.  The Consent of the Series A Preferred Stockholders required pursuant to the Company’s Certificate of Incorporation shall have been delivered to the Company.

5.           Covenants.  So long as any Purchaser together with any entity affiliated with it owns at least 750,000 shares of Series A Preferred Stock (as appropriately adjusted for any stock splits, stock dividends, combinations, and the like), the Company covenants and agrees that it will comply with each of the following covenants.

5.1           Financial Statements.  The Company shall furnish to each Purchaser, within five Business Days after filing, a true and complete signed copy of its Form 10-Q as filed with the SEC pursuant to the Exchange Act, all in such form, and together with such other information with respect to the business of the Company, as the Purchasers may request, which shall present fairly, in all material respects, the financial position of the Company as of the end of each such period and the results of its operations and cash flows during such period, all in accordance with GAAP.  Annually, but not later than five Business Days after filing, the Company shall deliver to the Purchasers (i) a true and complete signed copy of its Form 10-K as filed with the SEC pursuant to the Exchange Act and (ii) audited financial statements which shall present fairly, in all material respects, the financial position of the Company as of the end of each such period and the results of its operations and cash flows during such period, all in accordance with GAAP and accompanied by the unqualified report and opinion thereon of the Company’s independent certified public accountant.

5.2           Certain Other Reports and Information.  The Company shall deliver to the Purchasers, within 30 days of issuance, all accountants’ management letters pertaining to, all other reports submitted by accountants in connection with any audit of, and all other reports from outside accountants with respect to, the Company and its Subsidiaries (and, in any event, any independent auditors’ annual management letters, if issued, will be delivered to the Purchasers concurrently with the financial statements referred to in Section 5.1).

5.3           Further Information; Further Assurances.  The Company will, with reasonable promptness, provide to the Purchasers such further assurances and additional information, reports and statements respecting its business, operations, properties and financial condition and respecting its Affiliates and investments, as the Purchasers may from time to time reasonably request.  The Company shall use its reasonable commercial efforts to assist each Purchaser with respect to the necessary Securities Act and/or Exchange Act filings with respect to the Purchased Securities at the cost and expense of such Purchaser.

5.4           Notice of Certain Events.  Promptly upon becoming aware of any of the following, the Company shall give the Purchasers notice thereof, together with a written statement of a Responsible Officer of the Company setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Company:

(i)           Any pending action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Company (or any such action, suit, proceeding or investigation threatened in writing) to the extent that it would result in a Material Adverse Effect.

(ii)           Any material violation, breach or default by the Company or any of its Subsidiaries of or under any agreement or instrument material to its business, assets, properties, operations or condition, financial or otherwise (it being expressly understood and agreed that the Company need not provide notice to the Purchasers pursuant to this Section 5.4(ii) of the termination of any such agreement or instrument in accordance with its terms).

(iii)           (A) Any Environmental Claim made or threatened in writing against the Company, or (B) the Company’s becoming aware of any past or present acts, omissions, events or circumstances (including any Release, disposition, removal, abandonment or escape of any Hazardous Materials on, at, in, under, above, to, from or about any facility or property now or previously owned, operated or leased by the Company or any of its Subsidiaries) which could form the basis of any such Environmental Claim, which Environmental Claim, in the case of either clause (A) or (B), if adversely resolved, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(iv)           The occurrence of any Material Adverse Effect or any deviation in or change from the representations, warranties or covenants of the Company in this Agreement or in the other Transaction Documents.

5.5           Visitation; Verification.  The Company shall permit such Persons as the Purchasers may designate from time to time to visit and inspect any of the properties of the Company to examine their respective assets, properties, offices and other facilities, and books and records and take copies and extracts therefrom, and access to the outside auditors of the Company and their work papers relating thereto, in each case, as the Purchasers may from time to time reasonably request, and to discuss their affairs with their directors, officers, employees and independent accountants at such times and as often as the Purchasers may reasonably request; provided that (i) any such Person shall provide at least two days’ prior advance notice to the Company of its intention to visit or inspect any of the properties of the Company; and (ii) all such visits or inspections shall be conducted during the normal business hours of the Company and without undue interference with the conduct of the Company’s business.  The Company shall reimburse the Purchasers for reasonable out-of-pocket costs and expenses of for all inspections in any calendar year; for all other times all such visits or inspections shall be at the sole cost and expense of the Purchasers.  The parties hereto agree that no investigation by the Purchasers or their representatives shall affect or limit the scope of the representations and warranties of the Company contained herein or in any Transaction Document delivered pursuant hereto or limit liability for breach of any such representation or warranty.

The Purchasers shall have the right to examine and verify accounts, inventory and other properties and liabilities of the Company and its Subsidiaries from time to time, and the Company shall cooperate with the Purchasers in such verification.  Without limitation of the foregoing, subject to limitations required due to the nature of any classified work, contracts or customer relationships, the Company hereby authorizes its officers, employees and independent accountants to discuss with the Purchasers the affairs of the Company and its Subsidiaries.

5.6           Insurance.

(a)           The Company shall, and shall cause each of its Subsidiaries to (i) maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, workers’ compensation, casualties and contingencies and of such types and in such amounts as are customary in the case of corporations engaged in the same or similar businesses or having similar properties similarly situated and naming each Purchaser as an additional insured and a loss payee, (ii) furnish to the Purchasers from time to time upon request copies of the policies under which such insurance is issued, original certificates of insurance and such other information relating to such insurance as the Purchasers may reasonably request, and (iii) provide such other insurance and endorsements as are required by this Agreement and the other Transaction Documents.

(b)           The Company shall maintain in effect an errors and omissions insurance policy for the Company and its Subsidiaries with (i) coverage extending to all officers and directors of the Company, (ii) policy limits not less than those maintained by the Company and its Subsidiaries on the date hereof, and (iii) deductibles not greater than those as are reasonable for companies engaged in the same or similar businesses and similarly situated.

5.7           Payment of Taxes and Other Potential Charges and Priority Claims.  The Company shall, and shall cause each of its Subsidiaries to, pay or discharge:

(i)           on or prior to the date on which material penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

(ii)           on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a material Lien upon any such property; and

(iii)           on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Company in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

provided that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced it need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, and (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

5.8           Preservation of Corporate Status.  The Company shall maintain its status as a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and to be duly qualified to do business as a foreign entity and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary.

5.9           Governmental Approvals and Filings.  The Company shall obtain, keep and maintain in full force and effect all Governmental Approvals necessary in connection with or to facilitate the execution and delivery of this Agreement or any other Transaction Document, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

5.10           Financial Accounting Practices.  The Company shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain systems of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.           Indemnification.

6.1           General Indemnification.  The Company shall indemnify, defend and hold each Purchaser, its affiliates and their respective officers, directors, partners (general and limited), employees, agents, attorneys successors and assigns (each a “Purchaser Entity”) harmless from and against all Losses incurred or suffered by a Purchaser Entity as a result of the breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or any of the other Transaction Documents, except to the extent that such Losses are the result of the gross negligence, willful misconduct or fraud of such Purchaser Entity.  Each Purchaser, severally and not jointly, shall indemnify, defend and hold the Company, its affiliates, their respective officers, directors, employees, agents, attorneys, successors and assigns (each a “Company Entity”) harmless against all Losses as a result of the breach of any of the representations, warranties, covenants or agreements made by such Purchaser in this Agreement or any of the other Transaction Documents, except to the extent that such Losses are a result of the gross negligence, willful misconduct or fraud of such Company Entity.

6.2           Indemnification Principles.  For purposes of this Section 6, “Losses” shall mean each and all of the following items:  claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual, punitive or consequential to the extent provided in this Section 6.2), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees, expenses and disbursements of counsel, consultants and other experts).  Each Purchaser and the Company hereby agree that Losses shall not include punitive or consequential damages except to the extent that such Losses are the result of the gross negligence, willful misconduct or fraud of the party from whom the indemnification is being sought (the “Indemnifying Party”).

6.3           Claim Notice; Right to Defend.  A party seeking indemnification (the “Indemnified Party”) under this Section 6 shall promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the Indemnifying Party a claim notice relating to such Loss (a “Claim Notice”).  Each Claim Notice shall specify the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof.  No failure or delay in giving a Claim Notice (so long as the same is given prior to expiration of the representation or warranty upon which the claim is based) and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) or any reference to any provision of this Agreement or other instrument under which the claim arises shall affect the obligation of the Indemnifying Party unless such failure materially and adversely prejudices the Indemnifying Party.  If such Loss relates to the commencement of any action or proceeding by a third person, the Indemnified Party shall give a Claim Notice to the Indemnifying Party regarding such action or proceeding and the Indemnifying Party shall be entitled to participate therein to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.  After the delivery of notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such action or proceeding, the Indemnifying Party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the Indemnified Party under this Section 8 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that each Indemnified Party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the Indemnifying Party shall not represent it) if (i) upon the advice of counsel, the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (ii) in the event the Indemnifying Party has not assumed the defense thereof within 10 days of receipt of notice of such claim or commencement of action, and in which case the fees and expenses of one such separate counsel shall be paid by the Indemnifying Party or (iii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party.  If any Indemnified Party employs such separate counsel it will not enter into any settlement agreement which is not approved by the Indemnifying Party, such approval not to be unreasonably withheld.  If the Indemnifying Party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party.  In any action hereunder as to which the Indemnifying Party has assumed the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the Indemnifying Party shall not be obligated hereunder to reimburse the Indemnified Party for the costs thereof.

7.           Certain Definitions.  For the purposes of this Agreement the following terms will have the following meanings:

“Affiliate(s)” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed to it in the preliminary paragraph.

“Approval” shall have the meaning ascribed to it in Section 8.8(a).

“Board of Directors” shall have the meaning ascribed to it in the recitals.

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of New York or any other day on which banking institutions are authorized to close in New York City.

“Bylaws” shall have the meaning ascribed to it in Section 2.2.

“Certificate of Amendment” shall have the meaning ascribed to it in the recitals.

“Claim Notice” shall have the meaning ascribed to it in Section 6.3.

“Closing” shall have the meaning ascribed to it in Section 1.4.

“Closing Date” shall have the meaning ascribed to it in Section 1.4.

“Company” shall have the meaning ascribed to it in the preliminary paragraph.

“Company Entity” shall have the meaning ascribed to it in Section 6.1.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Conversion Shares” shall have the meaning ascribed to it in Section 2.3.

“Environmental Claim” shall mean, with respect to any Person, any action, suit, proceeding, notice, claim, complaint, demand, request for information or other communication (written or oral) against, of or to such Person by or from any other Person (including any Governmental Authority, citizens’ group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of or liability under any applicable environmental Law or regulation or (b) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by such Person.

“Exchange Act” shall have the meaning ascribed to it in Section 2.10.

“Existing Certificate” shall have the meaning ascribed to it in Section 2.2.

“Financial Statements” shall have the meaning ascribed to it in Section 2.11.

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

“Governmental Approval” shall mean any approval, order, consent, waiver, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

“Governmental Authority” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Hazardous Material(s)” shall mean any element, compound, substance or other material (including, without limitation, any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint, polychlorinated biphenyls, radioactive material or radon.

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Indemnified Party” shall have the meaning ascribed to it in Section 6.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 6.2.

“Knowledge” shall mean with respect to the Company, the knowledge, after diligent investigation, of the directors, officers and senior management of the Company and of the person or persons in such entity with responsibility for the matter with respect to which the knowledge is applicable.

“Law” shall mean the Company’s certificate of incorporation, as amended, the By-laws and any foreign, federal, state or local law, statute, rule, regulation, ordinance, code, directive, writ, injunction, decree, judgment or order applicable to the Company or the Subsidiaries.

“Lien(s)” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security, other than those which together do not have a Material Adverse Effect.

“Losses” shall have the meaning ascribed to it in Section 6.2.

“Lien(s)” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Material Adverse Effect” shall mean an effect which is materially adverse to the business, assets, properties, operations, results of operations or condition (financial or otherwise) of the Company individually or of the Company and the Subsidiaries taken as a whole (excluding general economic conditions or acts of war or terrorism).

“Nasdaq” shall have the meaning ascribed to it in Section 2.5.

“New Securities” shall have the meaning ascribed to it in Section 3.4.

“Options” shall have the meaning ascribed to it in Section 2.4.

“Person” shall mean an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Purchased Securities” shall have the meaning ascribed to it in Section 1.3.

“Purchaser(s)” shall have the meaning ascribed to it in the preliminary paragraph.

“Purchaser Entity” shall have the meaning ascribed to it in Section 6.1.

“Registration Rights Agreement Amendment” shall have the meaning ascribed to it in the recitals.

“Release” shall mean any past or present release, spill, leak, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping.

“Responsible Officer” shall mean the President, Chief Executive Officer, Vice President of Finance or Chief Financial Officer of the Company.

“SEC” shall have the meaning ascribed to it in Section 2.10.

“SEC Reports” shall mean the Company’s (i) Annual Report on Form 10-K for the years ended March 31, 2006, 2005, and 2004, (ii) all definitive proxy statements relating to the Company’s meeting of shareholders (whether annual or special) held since April 1, 2006 and (iii) all other reports or registration statements filed by the Company with the SEC since April 1, 2006.

“Securities Act” shall have the meaning ascribed to it in Section 2.8.

“Series A Preferred Stock” shall mean, collectively, the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock,  Series A-7 Preferred Stock and the Series A-8 Preferred Stock, each $0.001 par value per share, of the Company.

“Series A-8 Preferred Stock” shall mean the Series A-8 Preferred Stock, $0.001 par value per share, of the Company.

“Series A-8 Purchased Shares” shall have the meaning ascribed to it in the recitals.

“Shareholders’ Agreement” shall have the meaning ascribed to it in the recitals.

“63% in Interest Purchasers” shall mean the Purchasers owning Purchased Securities, the original purchase price of which constitutes at least 63% of the amounts invested by all of the Purchasers in all of the then outstanding Purchased Securities.

“Subsidiary(ies)” shall mean any other corporation, limited liability company, association, joint stock company, joint venture or business trust of which, as of the date hereof or hereafter, (i) more than fifty percent (50%) of the outstanding voting stock, share capital or other equity interests is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or (ii) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries.  Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to the Company’s Subsidiary(ies).

“Transaction Document(s)” shall mean, collectively, this Agreement, the Purchased Securities, the Registration Rights Agreement Amendment and all other agreements and instruments and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, as such documents may be amended from time to time.

“Warrants” shall have the meaning ascribed to it in the recitals.

8.           Miscellaneous.

8.1           Survival of Representations and Warranties.  The representations and warranties of the Company and Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Transaction Documents until the date that is three months following the end of the second fiscal year of the Company ending after the Closing Date.

8.2           Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Purchased Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Subject to applicable securities laws and the Shareholders’ Agreement, each Purchaser shall have the right to assign all of the rights, title and interest of such Purchaser pursuant to this Agreement, including, without limitation, the right to purchase the Purchased Securities and any shares of Common Stock issuable upon conversion or exercise thereof, to any third party reasonably acceptable to the Company.

8.3           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York, excluding the application of any conflicts of laws principles which would require the application of the laws of another state.

8.4           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.5           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6           Notices.  All notices and other communications required or permitted hereunder shall be in writing.  Notices shall be delivered personally, via recognized overnight courier (such as Federal Express, DHL or Airborne Express) or via certified or registered mail.  Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence.  Notices shall be addressed as follows:

(a)           if to a Purchaser, to such Purchaser’s address set forth on Schedule I hereto; and

(b)           if to the Company, to MTM Technologies, Inc., 1200 High Ridge Road, Stamford, Connecticut 06905, Attention: General Counsel, facsimile number (203) 975-3701, or at such other address or facsimile number as the Company shall have furnished in writing to the Purchasers, with a copy to Thelen Reid Brown Raysman & Steiner LLP, 875 Third Avenue, New York, New York 10022, Attention: E. Ann Gill, facsimile number (212) 603.2001.

All notices shall be effective upon receipt.

8.7           Expenses.  The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.  If the transactions contemplated hereby are consummated on the Closing Date or if the Company enters into a transaction with another potential purchaser not affiliated with any Purchaser on substantially the terms set forth in this Agreement, the Company shall reimburse the Purchasers for the reasonable out-of-pocket expenses (including legal fees and disbursements paid to counsel to the Purchasers), which the Purchasers have incurred with respect to the negotiation, execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby in an amount not exceeding twenty-five thousand dollars ($25,000).

8.8           Consents, Amendments and Waivers.  Any term of this Agreement may be amended, and the observance of any term hereof may be waived (either generally or in a particular instance), only with the written consent of the 63% in Interest Purchasers and the written consent of the Company.  Any amendment or waiver effected in accordance with this Section 8.8 shall be binding upon each of the parties hereto.

8.9           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

8.10           Entire Agreement.  Each party hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in the Transaction Documents and acknowledges that it has not executed the Transaction Documents in reliance upon any such promises, representations, understandings or warranties not contained herein or therein and that the Transaction Documents supersede all prior agreements and understandings between the parties with respect thereto.  There are no promises, covenants or undertakings other than those expressly set forth or provided for in the Transaction Documents.

8.11           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

8.12           Facsimile Signatures.  Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.  Any party who delivers such a signature page agrees to deliver promptly an original counterpart to each party to whom the faxed signature page was sent.

8.13           Other Remedies.  In addition to those remedies specifically set forth herein and in the Transaction Documents, if any, each party may proceed to protect and enforce its rights under this Agreement and the Transaction Documents either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or in the Transaction Documents.  No right or remedy conferred upon or reserved to any party under this Agreement or the Transaction Documents is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given under this Agreement and the Transaction Documents or now and hereafter existing under applicable law.

8.14           Further Assurances.  At any time or from time to time after the Closing, the Company, on the one hand, and the Purchasers, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby relating to the purchase contemplated herein and to otherwise carry out the intent of the parties hereunder.

8.15           Exchanges; Lost, Stolen or Mutilated Stock Certificates and Warrants.  Upon surrender by any Purchaser to the Company of any stock certificate or Warrant, the Company at its expense shall issue in exchange therefor, and deliver to such Purchaser, a replacement stock certificate or Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificate or Warrant and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement, satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such stock certificate or Warrant, the Company shall issue and deliver to such Purchaser a new stock certificate or Warrant of like tenor, in lieu of such lost, stolen or mutilated stock certificate or Warrant.

8.16           Nasdaq Compliance.  Article FOURTH (B)(4)(a)(v) of the Existing Certificate provides for certain adjustments to be made to the Series A Conversion Price (as defined therein) upon the occurrence of certain events listed therein.  The Company shall not issues any Series A-8 Preferred Shares or Warrants or common stock of the Company pursuant to such provision without compliance with Rule 4350 of the Nasdaq Rules, specifically, obtaining shareholder approval prior to such issuance, if so required.

8.17           Further Assurances.  If shareholder approval is required for any securities to be issued pursuant to the provisions of Article FOURTH (B)(4)(a)(v) of the Existing Certificate the Company shall request such shareholder consent in its next annual shareholders meeting held after such requirement arises.  Such annual meeting of the Company’s shareholders shall be held in compliance with the rules of the SEC regarding proxies, consents and authorizations of shareholders in Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder and shall make all appropriate filings related thereto with the SEC to give effect thereto, and to approve the authorization and issuance of such securities.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company:

MTM TECHNOLOGIES, INC.

By:	/s/ J.W. Braukman III
Name: J.W. Braukman III Title: SVP and Chief Financial Officer

Schedule I - Page 1

The Purchasers:

PEQUOT PRIVATE EQUITY FUND III, L.P.

By:	Pequot Capital Management, Inc., its Investment Manager

	By:	/s/
Name: Title:

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.

By:	Pequot Capital Management, Inc., its Investment Manager

	By:	/s/
Name: Title:

Schedule I - Page 2

Schedule I

Names and Addresses of Purchasers

Pequot Private Equity Fund III, L.P.
c/o Pequot Capital Management, Inc.
500 Nyala Farm Road
Westport, Connecticut 06880
Attention:  Carlos Rodrigues
Fax:  (203) 429-2420

with a copy to:

Aryeh Davis
c/o Pequot Capital Management, Inc.
153 East 53rd Street
New York, New York 10022
Fax:  (212) 651-3481

Pequot Offshore Private Equity Partners III, L.P.
c/o Pequot Capital Management, Inc.
500 Nyala Farm Road
Westport, Connecticut 06880
Attention:  Carlos Rodrigues
Fax:  (203) 429-2420

with a copy to:

Aryeh Davis
c/o Pequot Capital Management, Inc.
153 East 53rd Street
New York, New York 10022
Fax:  (212) 651-3481

Schedule I - Page 3

Schedule II

Schedule of Securities Purchased

NAME OF PURCHASER	NUMBER OF SERIES A-8 PURCHASED SHARES	NUMBER OF WARRANT SHARES	SERIES A-8 SHARES AND WARRANT PURCHASE PRICE
Pequot Private Equity Fund III, L.P.	651,566	781,879	$3,067,572.73
Pequot Offshore Private Equity Partners III, L.P.	91,849	110,219	$432,427.09
Totals	743,415	892,098	$3,499,997.82

Schedule II - Page 1